Exhibit 10.1

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Rosanna McCollough (“Employee”) and YogaWorks, Inc. (f/k/a Whole Body, Inc., the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of March 27, 2017 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective October 31, 2019, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee’s ownership of vested equity securities of the Company or Employee’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Severance Payment; Salary and Benefits.

a)The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

b)The Company hereby agrees that, notwithstanding anything contained in the 2014 Plan or the 2017 Plan (each as defined below), or in any applicable award agreement or elsewhere to the contrary, subject to and conditioned upon Employee’s timely execution and non-revocation of this Agreement (and the effectiveness of the general release contemplated hereby), (i) all stock options granted pursuant to Employee’s Incentive Stock Option Agreement dated March 24, 2017 (the “2014 Plan Option”) under the YWX Holdings, Inc. 2014 Stock Option and Grant Plan (the “2014 Plan”), (ii) all stock options granted pursuant to Employee’s Stock Option Agreement, dated February 25, 2019 (the “2017 Plan Option”) under the YogaWorks, Inc. 2017 Incentive Award Plan (the “2017 Plan”), (iii) all restricted stock units granted pursuant to Employee’s Restricted Stock Unit Agreements, dated August 16, 2017, February 28, 2018 and March 1, 2019, respectively, under the 2017 Plan, and (iv) all restricted stock issued pursuant to Employee’s Restricted Stock Agreements, dated December 31, 2015 and July 15, 2016, respectively, under the 2014 Plan, in each case, that remain outstanding, unexercised (if applicable) and in effect in accordance with the terms of the applicable award agreement as of the date of Employee’s termination of employment: (A) to the extent unvested as of the date of Employee’s termination of employment, shall vest in full on the date on which Employee’s release provided hereunder becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest until such release effective date following Employee’s termination of employment); (B) with respect to the 2014 Plan Option and the 2017 Plan Option, shall remain outstanding and exercisable until the earlier of (x) the original full term of such awards (disregarding any continued employment requirement) and (y) any breach by Employee of her continuing obligations under the Employment Agreement, including without limitation those set forth in Section 5 and Section 6 thereof; and (C) Employee shall have the right to satisfy exercise price and tax withholding obligations arising in connection with the vesting or exercise of such awards (as applicable) by delivering to the Company a number of shares underlying such awards (or other shares of Company stock held by Employee) sufficient to satisfy such obligations.

c)The Company hereby agrees that Employee will receive the full amount of her target bonus for 2019 ($100,000), to be paid no later than March 1, 2020.

2.Release of Claims. Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration/severance payments represent settlement in full of all outstanding obligations owed to Employee by the Company, Parent (as defined in the Employment Agreement), any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on her own behalf and on behalf of any of Employee's affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

a)any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of l 990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the federal and California Worker Adjustment and Retraining Notification Acts; the Family and Medical Leave Act; the Sarbanes Oxley Act of 2002; the California Fair Employment and Housing Act; the California Business and Professions Code; the California Labor Code; the California Equal Pay Law; the Moore-Brown-Roberti Family Rights Act of 1991; the California Labor Code; the California WARN Act; the California False Claims Act; and the California Corporate Criminal Liability Act;

e)any and all claims for violation of the federal or any state constitution;

f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h)any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement.

In addition, nothing in this Release precludes Executive from participating in any investigation or proceeding before any federal or state agency, or governmental body, including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission and/or the Department of Justice.

3.Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has 7 days following her execution of this Agreement to revoke this Agreement pursuant to written notice to the of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6.Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.

7.Effective Date. If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then Employee has seven days after signing this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”). If the Employee has not attained the age of 40 as of the date of Employee’s termination of employment, then the “Effective Date” shall be the date on which Employee signs this Agreement.

8.Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by electronic mail or certified or registered mail, postage prepaid, as follows:

If to the Company:

YogaWorks, Inc.

c/o Great Hill Partners LLC

John Hancock Tower

200 Clarendon Street, 29th Floor

Boston, MA 02116

Attention: Peter Garran

Email: pgarran@greathillpartners.com

with a copy to:

Sidley Austin LLP

60 State Street, 36th Floor

Boston, MA 02109

Attention: William Schwab

Email: wschwab@sidley.com

If to Employee, at the last address that the Company has in its personnel records for Employee.

9.Property. Notwithstanding anything to the contrary in the Employment Agreement, Company hereby agrees that Employee may retain her Company-issued laptop, provided that (i) all Company information stored on such laptop has been transferred to the Company’s information storage systems prior to the date hereof, and (ii) all confidentiality obligations of Employee contained in the Employment Agreement and elsewhere will continue to apply in accordance with their terms.  Employee and one family member will continue to have membership access to the Company’s yoga studios for the duration of the Severance Period.

10.Voluntary Execution of Agreement. Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Employee acknowledges that: (a) she has read this Agreement; (b) she has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel; (d) she understands the terms and consequences of this Agreement and of the releases it contains; and (e) she is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: October 31, 2019/s/ Rosanna McCollough
Rosanna McCollough

COMPANY

Dated: October 31, 2019By: /s/ Vance Chang
Name:  Vance Chang
Title:  Authorized Signatory